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                                                                   Exhibit 16.1

                      [Deloitte & Touche LLP Letterhead]

June 2, 1999

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Mesdames:

We were previously engaged as independent certified public accountants for Nutramax Products, Inc. (the "Company"). Our engagement as independent certified public accountants ceased on May 18, 1999. We have read Item 4 of the Company's Current Report on Form 8-K (the "Form 8-K"), dated May 18, 1999, and have the following comments:

1. We have no basis to agree or disagree with the statements made in the first sentence of the first paragraph and in the first, second, third and fourth sentences of the second paragraph.

2. We agree with the statements made in the last sentence of the first paragraph and the last sentence of the second paragraph insofar as they relate to Deloitte & Touche LLP.

3. We agree with the statements made in the third paragraph.

4. With respect to the disagreements described in the fourth paragraph we have the following comments:

   (i) Except as described in the next sentence, we agree with the statements made in section i. With respect to the statements made in the third sentence of section i., which states; "(h)owever, Deloitte & Touche LLP believed that the Company had not obtained sufficient documentation to
                                         ---------------------------------
       demonstrate that such adjustments were the result of circumstances..."(emphasis added) we informed the Company's management that they had not provided us sufficient documentation to demonstrate
                         --------
       that such adjustments were the result of circumstances existing as of the closing of the AWC Acquisition.

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   (ii) We agree with the statements made in the first two sentences of section
        ii. With respect to the statements made in the third sentence of section ii., we agree that while the first time the Company discussed its position on accounting for the Opthalmics Division as a discontinued operation was on April 22, 1999, such initial discussions were continued at a meeting with the Company on April 26, 1999. We disagree with the statements made in the fourth sentence of section ii. On April 27, 1999, we informed the Company that we had not concluded on the propriety of the Company's position and that we would need to perform additional research and analysis to reach a conclusion. With respect to the statements made in the fifth sentence of section ii., we agree with the statement that on May 15, 1999 we informed the Company that we had concluded that the Opthalmics Division did not meet the criteria required to account for the division as a discontinued operation and that it should be included in continuing operations. Subsequent to the May 18, 1999 cessation of our auditor client relationship with the Company, we learned that on May 18, 1999 the Company filed its quarterly report on Form 10-Q, for the quarter ended April 3, 1999, which reflected the operations of the Opthalmics Division in such 10-Q as a discontinued operation.

5. We agree with the statements made in the fifth paragraph insofar as they relate to discussions of the subject matter described in section i. of paragraph 4, however, we have no basis to agree or disagree with such statements as they relate to section ii. of paragraph 4.

6. We agree with the statements made in the sixth and eighth paragraphs.

7. We have no basis to agree or disagree with the statements made in the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP





cc:  Mr. Robert F. Burns, Chief Financial Officer
     Nutramax Products, Inc.